UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2014

Behringer Harvard Opportunity REIT II, Inc.

(Exact name of Registrant specified in its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code:  (866) 655-3600

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Fourth Amended and Restated Advisory Management Agreement

On June 6, 2014, Behringer Harvard Opportunity REIT II, Inc. (the “Company”) and Behringer Harvard Opportunity Advisors II, LLC, the Company’s external advisor (the “Advisor”), entered into the Fourth Amended and Restated Advisory Management Agreement (the “Fourth Advisory Agreement”), effective as of January 1, 2014.   The Fourth Advisory Agreement, among other changes discussed below, reduces the fees payable to the Advisor as follows:

•                  Asset Management Fee — The Company will pay the Advisor or its affiliates a monthly asset management fee of one-twelfth of 0.7% of the value of each asset.  Unless the asset was acquired after the Company’s publication of an estimated value per share (in which case the value of the asset will be the contract purchase price of the asset), the value of the Company’s assets will be the value as determined in connection with the Company’s establishment and publication of an estimated value per share.  In addition, pursuant to the Fourth Advisory Agreement, the Advisor agreed to waive accrued but unpaid asset management fees of $257,356 for the period from August 2013 through December 2013.

•                  Acquisition and Advisory Fee — The Company will pay the Advisor or its affiliates acquisition and advisory fees of 1.5% of the amount paid in respect of the purchase, development, construction, or improvement of each asset the Company acquires, including any debt attributable to those assets.  In addition, the Company will pay the Advisor and its affiliates acquisition and advisory fees of 1.5% of the funds advanced in respect of a loan investment.

•                  Acquisition Expense Reimbursement — Previously, to the extent the Advisor or its affiliates directly provided services formerly provided or usually provided by third parties, including, without limitation, accounting services related to the preparation of audits required by the Securities and Exchange Commission, property condition reports, title services, title insurance, insurance brokerage or environmental services related to the preparation of environmental assessments in connection with a completed investment, the direct employee costs and burden to the Advisor of providing these services was included as acquisition expenses for which the Company reimbursed the Advisor.  Pursuant to the Fourth Advisory Agreement, such services will no longer be included as acquisition expenses for which the Company will reimburse the Advisor.

•                  Debt Financing Fee — The Company will pay the Advisor or its affiliates a debt financing fee of 0.5% of the amount available under any loan or line of credit made available to the Company, and will pay directly all third-party costs associated with obtaining debt financing.

•                  Administrative Services Fee — In lieu of reimbursing the Advisor for specific expenses paid or incurred in connection with providing services to the Company, the Company will pay the Advisor an administrative services fee based on a budget of expenses prepared by the Advisor.  The administrative services fee is intended to reimburse for all costs associated with providing services to the Company under the Fourth Advisory Agreement.  The administrative services fee is $1,775,000 per calendar year, payable in four equal quarterly installments within 45 days of the end of each calendar quarter beginning with calendar year 2014.

In addition, under the Fourth Advisory Agreement, if an audit reveals an overpayment of fees paid to the Advisor, the Advisor may no longer credit any prior waiver of fees against such overpayment and the Advisor will be obligated to repay any overpayments to the Company in full.  The Fourth Advisory Agreement removes references to any fees and expenses related to a public offering and clarifies how certain fees will be calculated.  The Fourth Advisory Agreement is effective for a term of one year and expires on June 6, 2015; however, either party may terminate the Advisory Agreement without cause or penalty upon providing 60 days’ written notice.  In all other material respects, the terms of the Fourth Advisory Agreement remain unchanged.

First Amendment to Amended and Restated Property Management and Leasing Agreement

On June 6, 2014, the Company, Behringer Harvard Opportunity OP II, LP, Behringer Harvard Opportunity II Management Services, LLC (“BHOMS”), Behringer Harvard Real Estate Services, LLC (“BHRES”), HPT Management Services LP (“HPT” and collectively with BHOMS and BHRES, the “Manager”), and eleven wholly-owned subsidiaries of the Company entered into the First Amendment to the Amended and Restated Property Management and Leasing Agreement (the “Amendment”), effective January 1, 2014, which reduces the property management fee paid to the Manager to 4.0% of gross revenues of the properties managed by the Manager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: June 11, 2014	By:	/s/ Terri Warren Reynolds
Terri Warren Reynolds
Senior Vice President — Legal, General Counsel & Secretary